Exhibit 34.1
PricewaterhouseCoopers LLP
600 Grant Avenue
Pittsburgh PA 15219
Telephone (412) 355 6000
Facsimile (412) 355 8089
www.pwc.com
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholder of the Monongahela Power Company:
We have examined The Monongahela Power Company’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the environmental control property-backed securities transactions, the Senior Secured Sinking Fund Environmental Control Bonds, Series A, for which the Asserting Party acted as servicer (the “Platform”) described in the accompanying Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities, as of December 31, 2007 and for the period from April 11, 2007 through December 31, 2007 (the “Reporting Period”), excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122 (d)(4)(xv) which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with the servicing criterion set forth in Item 1122(d)(4)(ii) of Regulation AB applicable to the Company for the Reporting Period. The Company maintained the environmental control property documentation at a site different than the site specified in the transaction agreement for the Reporting Period.
In our opinion, except for the material noncompliance described in the preceding paragraph, The Monongahela Power Company complied with the aforementioned applicable servicing criteria as of December 31, 2007 and for the period from April 11, 2007 through December 31, 2007 for the Platform, in all material respects.
PricewaterhouseCoopers LLP
March 27, 2008